EXHIBIT (a)(16)

COLONIAL COMMERCIAL CORP. CORRECTS NUMBER OF SHARES TENDERED AS OF SEPTEMBER 22, 2009

HAWTHORNE, New Jersey (September 24, 2009)–Colonial Commercial Corp. (OTC Bulletin Board: “CCOM,” “CCOMP”), today announced that as of September 22, 2009, 117,473 shares of Convertible Preferred Stock were tendered pursuant to its tender offer for Convertible Preferred Stock, instead of 142,604 shares as incorrectly reported by the Company on September 23, 2009.

For further information, please contact William Pagano, Chief Executive Officer, or William Salek, Chief Financial Officer, at (973) 427-8224.